Exhibit 4.2

Description of Registrant’s Securities

Registered Pursuant to Section 12 of the

Securities Exchange Act of 1934, as amended

The following summary of the terms of our capital stock is subject to and qualified in its entirety by reference to our certificate of incorporation, as amended, and bylaws, copies of which are on file with the SEC as exhibits to previous SEC filings.

As of December 31, 2025, Celcuity Inc. (“we,” “us,” “our,” and the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, par value $0.001 per share. In addition, we have certain equity interests outstanding that are convertible into common stock, which are described in more detail below.

As of December 31, 2025, we were authorized to issue 95,000,000 shares of common stock and 2,500,000 shares of preferred stock, $0.001 par value per share.

Common Stock

Fully Paid and Nonassessable

The outstanding shares of our common stock are fully paid and nonassessable.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders.

Dividend Rights

Holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Right to Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is One State Street Plaza, 30th Floor, New York, NY 10004.

The Nasdaq Capital Market

Our common stock is listed for quotation on The Nasdaq Capital Market under the symbol “CELC”.

Preferred Stock

Our board of directors is authorized, without action by the stockholders, to designate and issue up to an aggregate of 2,500,000 shares of preferred stock in one or more series. Our board of directors is authorized to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors is able to authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes, could, under certain circumstances, have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying, deferring or preventing a change in control of the Company, which might harm the market price of our common stock. See also “Anti-Takeover Effect of Delaware Law and Certain Charter and Bylaw Provisions” below.

On May 16, 2022, in connection with a Securities Purchase Agreement, dated May 15, 2022, by and among the Company and the Investors named therein (the “2022 Investors,” and such Securities Purchase Agreement, the “2022 Securities Purchase Agreement”), the Company filed a Certificate of Designations (the “Certificate of Designations”) with the Secretary of State of the State of Delaware, designating 1,850,000 shares out of the authorized but unissued shares of its preferred stock as Series A Convertible Preferred Stock (“Series A Preferred Stock”). No shares of Series A Preferred Stock remained outstanding as of December 31, 2025.

Warrants

2025 Warrants

Under the Third Amendment, dated September 9, 2025 (the “Third Amendment”) to the Amended and Restated Loan and Security Agreement (the “A&R Loan Agreement”), by and among the Company, Oxford Finance LLC (“Oxford”), as collateral agent, and the Lenders named therein, including Oxford in its capacity as a Lender and Innovatus Life Sciences Lending Fund I, LP (“Innovatus”), pursuant to which Oxford and Innovatus, as Lenders, have made or agreed to make certain term loans, including the Term D Loan (as such term is defined in the A&R Loan Agreement, as amended by the Third Amendment (the “Amended A&R Loan Agreement”)) to the Company, the Company issued to Oxford and Innovatus warrants (the “2025 Warrants”) to purchase an aggregate of 50,537 shares of common stock with an exercise price of $14.84 per share. The 2025 Warrants may be exercised on a cashless basis and are exercisable through the tenth anniversary of the funding date of the Term D Loan. The number of shares of common stock for which each 2025 Warrant is exercisable and the associated exercise price are subject to certain proportional adjustments as set forth in such 2025 Warrant.

2025 Pre-Funded Warrants

Under the Underwriting Agreement, dated July 30, 2025, by and among the Company, and Jefferies LLC, TD Securities (USA) LLC, and Leerink Partners LLC as representatives (the “Underwriting Agreement”), the Company issued pre-funded warrants (the “2025 Pre-Funded Warrants”) to purchase up to 400,000 shares of common stock. Each 2025 Pre-Funded Warrant to purchase one share was sold for a purchase price of $37.999 per 2025 Pre-Funded Warrant and has an exercise price of $0.001 per share (for aggregate consideration equating to $38.00 per share of common stock issuable upon exercise of the 2025 Pre-Funded Warrants).

Each 2025 Pre-Funded Warrant may be exercised on a cashless basis and is immediately exercisable and will not expire. Under the terms of the 2025 Pre-Funded Warrants, the Company may not effect the exercise of any such 2025 Pre-Funded Warrant, and a holder will not be entitled to exercise any portion of any 2025 Pre-Funded Warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, other persons acting or who could be deemed to be acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s or any of the holder’s affiliates for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 4.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Securities and Exchange Commission (the “Maximum Percentage”). A holder may reset the Maximum Percentage to a higher or lower percentage (not to exceed 19.99%), effective 61 days after written notice to the Company. Any such increase or decrease will apply only to that holder and not to any other holder of 2025 Pre-Funded Warrants.

2024 Warrants

Under the A&R Loan Agreement, pursuant to which Innovatus and Oxford, as Lenders, have agreed to make certain term loans, including the Term C Loan, the Term D Loan, the Term E Loan, and the Term F Loan (as such terms are defined in the A&R Loan Agreement and, each, a “Term Loan”) to the Company, the Company issued to Innovatus and Oxford warrants (the “2024 Warrants”) to purchase that number of shares of common stock equal to 2.5% of the principal amount of the applicable Term Loan divided by the exercise price, which was, with respect to the Term C Loan, equal to the lower of (i) the volume weighted average closing price of the Company’s common stock for the five-trading day period ending on the last trading day immediately preceding the execution of the A&R Loan Agreement or (ii) the closing price on the last trading day immediately preceding the execution of the A&R Loan Agreement. Accordingly, on May 30, 2024, the Company issued 103,876 2024 Warrants with an exercise price of $14.84 per share. The 2024 Warrants may be exercised on a cashless basis and are exercisable through the tenth anniversary of the applicable funding date. The number of shares of common stock for which each 2024 Warrant is exercisable and the associated exercise price are subject to certain proportional adjustments as set forth in such 2024 Warrant.

2023 Pre-Funded Warrants

Under the Securities Purchase Agreement, dated October 18, 2023, by and among the Company and the Investors named therein (the “2023 Investors,” and such Securities Purchase Agreement, the “2023 Securities Purchase Agreement”), the Company issued pre-funded warrants (the “2023 Warrants”) to purchase 5,747,787 shares of common stock. Each 2023 Warrant to purchase one share was sold for a purchase price of $8.699 per Warrant and has an exercise price of $0.001 per share (for aggregate consideration equating to $8.70 per share of common stock issuable upon exercise of the 2023 Warrants).

Each 2023 Warrant is immediately exercisable and will not expire. Under the terms of the 2023 Warrants, the Company may not effect the exercise of any such 2023 Warrant, and a holder will not be entitled to exercise any portion of any 2023 Warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, other persons acting or who could be deemed to be acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s or any of the holder’s affiliates for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed the Maximum Percentage. A holder may reset the Maximum Percentage to a higher percentage (not to exceed 19.99%), effective 61 days after written notice to the Company, or a lower percentage, effective immediately upon written notice to the Company. Any such increase or decrease will apply only to that holder and not to any other holder of 2023 Warrants.

Registration Rights Agreement

2023 Registration Rights Agreement

In connection with the 2023 Securities Purchase Agreement, the Company entered into a Registration Rights Agreement (the “2023 Registration Rights Agreement”) with the 2023 Investors, pursuant to which the Company agreed to register for resale the Registrable Securities (the “2023 Registrable Securities”), which include: (i) the shares of common stock then issued or issuable upon exercise of the 2023 Warrants (assuming the 2023 Warrants are exercisable in full without regard to any exercise limitation therein) (the “2023 Warrant Shares”), and (ii) any other securities issued or issuable with respect to, in exchange for or in replacement of, the 2023 Warrant Shares issued and sold pursuant to the 2023 Securities Purchase Agreement. Under the 2023 Registration Rights Agreement, the Company agreed to file a registration statement covering the resale by the 2023 Investors of the 2023 Registrable Securities no later than 30 days following the Closing Date (as defined in the 2023 Registration Rights Agreement). The Company agreed to use commercially reasonable efforts to cause the registration statement to become effective and to keep such registration statement effective until such time as there are no longer 2023 Registrable Securities held by the 2023 Investors. The Company agreed to be responsible for all fees and expenses incurred in connection with the registration of the 2023 Registrable Securities. The Company filed a registration statement on Form S-3 registering for resale the 2023 Registrable Securities, which was declared effective on November 28, 2023.

The Company granted the 2023 Investors customary indemnification rights in connection with the registration statement, including for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The 2023 Investors also granted the Company customary indemnification rights in connection with the registration statement.

2022 Registration Rights Agreement

In connection with the 2022 Securities Purchase Agreement, the Company entered into a Registration Rights Agreement (the “2022 Registration Rights Agreement”) with the 2022 Investors, pursuant to which the Company agreed to register for resale the Registrable Securities (the “2022 Registrable Securities”), which include: (i) the common stock, (ii) the shares of common stock then issued or issuable upon conversion of the Series A Preferred Stock (assuming on such date the shares of Series A Preferred Stock are convertible in full without regard to any conversion limitations in the Certificate of Designations), and (iii) the common stock then issued or issuable upon exercise of the 2022 Warrants (assuming the 2022 Warrants are exercisable in full without regard to any exercise limitations therein). Under the 2022 Registration Rights Agreement, the Company agreed to file a registration statement covering the resale by the 2022 Investors of the 2022 Registrable Securities no later than 30 days following (i) the Closing Date (as defined in the 2022 Registration Rights Agreement) and (ii) the date the Company obtained the necessary stockholder approval to increase the aggregate authorized number of shares of capital stock and the number of shares of common stock such that the Company had available, and had reserved, such number of its duly authorized but unissued shares of common stock as shall be sufficient to effect the conversion of all shares of Series A Preferred Stock then outstanding or available for issuance upon the exercise of the 2022 Warrants. The Company agreed to use commercially reasonable efforts to cause the registration statement to become effective and to keep such registration statement effective until such time as there are no longer 2022 Registrable Securities held by the 2022 Investors. The Company agreed to be responsible for all fees and expenses incurred in connection with the registration of the 2022 Registrable Securities. The Company filed a registration statement on Form S-3 registering for resale the 2022 Registrable Securities, which was declared effective on January 11, 2023.

The Company granted the 2022 Investors customary indemnification rights in connection with the registration statement, including for liabilities arising under the Securities Act. The 2022 Investors also granted the Company customary indemnification rights in connection with the registration statement.

The representations, warranties and covenants contained in each of the 2025 Warrants, the 2025 Pre-Funded Warrants, the 2024 Warrants, the 2023 Warrants, the Third Amendment, the A&R Loan Agreement, the Underwriting Agreement, the 2023 Securities Purchase Agreement, the 2022 Securities Purchase Agreement, the 2023 Registration Rights Agreement and the 2022 Registration Rights Agreement were made solely for the benefit of the parties thereto and may be subject to limitations agreed upon by the contracting parties.

Anti-Takeover Effect of Delaware Law and Certain Charter and Bylaw Provisions

Our certificate of incorporation, as amended, and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our Company. A summary of these provisions is as follows:

●	Board of directors vacancies. Our bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

●	Advance notice requirements for stockholder proposals and director nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

●	No cumulative voting. The Delaware General Corporation Law, or DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation, as amended, does not provide for cumulative voting.

●	Stockholder action; special meetings of stockholders. Our certificate of incorporation, as amended, provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Further, our bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

●	Issuance of undesignated preferred stock. We have 650,000 shares of undesignated preferred stock. Our board of directors has the authority, without further action by the stockholders, to issue this preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

●	Amendment of charter and bylaw provisions. The affirmative vote of stockholders representing at least two-thirds of the voting power of all then-outstanding capital stock is required to amend, alter or repeal certain provisions of our certificate of incorporation, as amended, including the provision noted above regarding stockholders not being able to act by written consent. A majority of our board of directors has authority to adopt, amend or repeal provisions of our bylaws. Stockholders also have the authority to adopt, amend or repeal provisions of our bylaws, but only with the affirmative vote of stockholders representing at least two-thirds of the voting power of all then-outstanding capital stock.

We are subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who owns 15% or more of the voting stock of a corporation, or any affiliate or associate of a corporation who, within three years prior, did own 15% or more of the voting stock of that corporation.